Exhibit 99.1

News Release

EDITORIAL/READER CONTACT:
Michael G. Potter
Chief Financial Officer
Lattice Semiconductor Corporation
503-268-8000

David Pasquale
Global IR Partners
914-337-8801
lscc@globalirpartners.com

LATTICE SEMICONDUCTOR ANNOUNCES $20 MILLION
STOCK REPURCHASE PROGRAM

HILLSBORO, OR - October 21, 2010 - Lattice Semiconductor Corporation - (NASDAQ: LSCC) announced today that its Board of Directors has approved a stock repurchase program pursuant to which up to $20.0 million of its outstanding common stock may be repurchased from time to time. The duration of the repurchase program is twelve months. Under the program, the Company may purchase shares of common stock through open market and privately negotiated transactions at prices deemed appropriate by management. The timing and amount of repurchase transactions under this program will depend on market conditions and corporate and regulatory considerations. The purchases will be funded from available working capital. As of October 20, 2010, the Company had approximately 117,807,524 shares of common stock outstanding.
Michael G. Potter, Lattice's Chief Financial Officer, commented, “The purpose of the stock repurchase program is to manage dilution and to effectively utilize our cash balances to increase shareholder value. The program itself reflects our Board of Directors' and management's confidence in Lattice's long-term prospects combined with our solid financial position and continuing commitment to our shareholders.”

Forward-Looking Statements Notice:
The foregoing paragraphs contain forward-looking statements about Lattice's common stock repurchase program, including the maximum amounts that may be purchased under the program, the decrease in dilution resulting from the stock repurchase program, our effective utilization of our cash balances to increase shareholder value and our confidence in the Company's long-term prospects. The statements are based on management's current expectations, estimates and projections, are not guarantees of future performance, and are subject to certain risks, uncertainties and other factors, some of which are beyond the Company's control and are difficult to predict, including, but not limited to, changes in the market price of the Company's common stock and changes in the Company's financial results, financial condition and cash requirements. Investors should not place undue reliance on these forward-looking statements, which are relevant only as of the date of this press release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Lattice Semiconductor:
Lattice is the source for innovative FPGA, PLD, programmable Power Management and Clock Management solutions. For more information, visit www.latticesemi.com.

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Lattice Semiconductor Corporation, Lattice (& design), L (& design) and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

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